Terex Names Jennifer Kong-Picarello Chief Financial Officer

NORWALK, CT. November 21, 2024 /PRNewswire/ -- Terex Corporation (NYSE: TEX) announced today that Jennifer Kong-Picarello will succeed Julie Beck as Senior Vice President and Chief Financial Officer and become a member of the Terex Executive Leadership Team. Ms. Kong-Picarello will join Terex on February 3, 2025 and assume her duties as Chief Financial Officer of Terex later in February shortly after Terex files its 2024 Annual Report on Form 10-K. Ms. Beck will remain in her current role until Ms. Kong-Picarello assumes the duties of Chief Financial Officer. Ms. Beck will then continue with the Company until April 1 to assist with the transition.

Ms. Kong-Picarello most recently served as Senior Vice President, CFO of Energy Management, a €28B segment with six global divisions within Schneider Electric. Previously, she was Vice President, CFO of Honeywell's $3 billion Intelligrated division in warehouse automation and material handling solutions. She brings over 20 years of professional experience through finance leadership roles at Schneider Electric, Honeywell and Tyco as well as public accounting foundation at Deloitte.

“I am excited to welcome Jennifer to Terex and to our leadership team,” said Simon Meester, President and Chief Executive Officer. “Jennifer is a highly accomplished finance professional with an impressive track record of driving positive results, with strong capabilities around finance business partnership in large, diverse, multinational companies across the energy, utilities and manufacturing sectors. She is a hands-on leader who also brings growth/M&A exposure plus transformation experience in her prior roles.” Mr. Meester continued, “We thank Julie for her dedicated service and leadership at Terex and wish her the best in her future endeavors.”

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide. For more information, please visit www.terex.com.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com